UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2009

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     CBS Corporation (“CBS” or the “Company”) announced on June 22, 2009 that its Board of Directors had elected Joseph R. Ianniello as the Company’s Executive Vice President and Chief Financial Officer, effective July 20, 2009. On September 30, 2009, the Company entered into an agreement (the “Agreement”) for the continued employment of Mr. Ianniello in his new position as Executive Vice President and Chief Financial Officer of CBS. The term of the Agreement commences on July 20, 2009 and ends on July 20, 2013, subject to earlier termination in accordance with the terms of the Agreement.

Under the terms of the Agreement, Mr. Ianniello’s annual base salary is $1.5 million, which may be increased during the employment term in the Company’s discretion. Mr. Ianniello will be eligible to receive an annual bonus determined in accordance with the guidelines of the Company’s short-term incentive program based on a target bonus for each calendar year of 200% of his base salary as in effect on November 1st of the calendar year. Mr. Ianniello is also eligible to receive annual grants under the Company’s long-term incentive plan, as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), having a target value equal to $3 million. The Agreement also entitles Mr. Ianniello to participate in arrangements for benefits available to other senior executives of CBS and contains non-compete obligations and other covenants during Mr. Ianniello’s employment and for specified periods after the termination of his employment.

In the event of Mr. Ianniello’s termination of employment by the Company without “cause” or for “good reason” (as such terms are defined in the Agreement) during the employment term, Mr. Ianniello is entitled to receive a severance amount equal to two times the sum of his salary and target bonus, both as in effect at the time of his termination. Mr. Ianniello will also receive certain health and insurance benefits for 24 months following his termination. In the case of termination without “cause”, all unvested stock options and all unvested restricted share units (“RSUs”) will accelerate and vest on the date Mr. Ianniello delivers a general release in form satisfactory to CBS and such release becomes effective and irrevocable (the “Release Effective Date”). In the case of termination for “good reason”, a specified portion of each of Mr. Ianniello’s unvested stock options and unvested RSUs will accelerate and vest on the Release Effective Date. All accelerated stock options and all previously vested stock options will remain exercisable for the greater of 24 months after the termination date or the period provided in accordance with the terms of the applicable grant, provided that in no event shall the exercise period of any award extend beyond their expiration date. Notwithstanding the foregoing, to the extent that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any of Mr. Ianniello’s RSUs under Internal Revenue Code Section 162(m), such RSUs shall vest if and when the Compensation Committee certifies that the performance goal relating to any such RSUs has been met, or, if later, the Release Effective Date. In addition, to the extent that Mr. Ianniello is a “specified employee” within the meaning of Internal Revenue Code Section 409A, payment of any amounts that constitute deferred compensation under Section 409A may be delayed as necessary to comply with Section 409A. Mr. Ianniello is not required to mitigate the termination payment amounts described above by seeking other employment.

The foregoing description of the terms of Mr. Ianniello’s employment agreement is qualified in its entirety by reference to the Agreement, dated as of July 20, 2009, between CBS Corporation and Joseph R. Ianniello, which is attached hereto as Exhibit 10 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following Exhibit is filed as part of this Report on Form 8-K:
Exhibit Number	Description of Exhibit
10	Agreement, dated as of July 20, 2009, between CBS Corporation and Joseph R. Ianniello

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION

(Registrant)

By:	/s/Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Date:	October 2, 2009

Exhibit Index

Exhibit Number	Description of Exhibit
10	Agreement, dated as of July 20, 2009, between CBS Corporation and Joseph R. Ianniello